                        INVESTMENT SUB-ADVISORY AGREEMENT

         AGREEMENT made as of this [18th day of April] 2005 by and between Nuveen Asset Management, a Delaware corporation and a federally registered investment adviser ("Manager"), and Gateway Investment Advisers, L.P., a Delaware limited partnership and a federally registered investment adviser ("Sub-Adviser").

         WHEREAS, Manager serves as the investment manager for the Nuveen Equity Premium Advantage Fund (the "Fund"), a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") pursuant to an Investment Management Agreement between Manager and the Fund (as such agreement may be modified from time to time, the "Management Agreement"); and

         WHEREAS, Manager desires to retain Sub-Adviser to furnish investment advisory services for a certain designated portion of the Fund's investment portfolio, upon the terms and conditions hereafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.   Appointment. Manager hereby appoints Sub-Adviser to provide certain
     -----------
     sub-investment advisory services to the Fund for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.   Services to be Performed.  Subject always to the supervision of Fund's
     ------------------------
     Board of Trustees and the Manager, Sub-Adviser will furnish an investment program in respect of, make investment decisions for, and place all orders for the purchase and sale of securities for the portion of the Fund's investment portfolio allocated by Manager to Sub-Adviser, all on behalf of the Fund and as described in the Fund's initial registration statement on Form N-2 as declared effective by the Securities and Exchange Commission, consistent with the investment objectives and restrictions of the Fund described therein and as they may subsequently be changed by the Fund's Board of Trustees and publicly described and as the Sub-Adviser is notified of such changes. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund, will monitor the Fund's investments in securities selected for the Fund by the Sub-Adviser hereunder, and will comply with the provisions of the Fund's Declaration of Trust and By-laws, as amended from time to time, and the investment objectives, policies and restrictions of the Fund, to the extent the Sub-Adviser has been notified of such objectives, policies and restrictions. Manager will provide Sub-Adviser with current copies of the Fund's Declaration of Trust, By-laws, prospectus and any amendments thereto, and any written objectives, policies, procedures or limitations not appearing therein as they may be relevant to Sub-Adviser's performance under this Agreement. Sub-Adviser and Manager will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund. Sub-Adviser will report to the Board of Trustees and to Manager with respect to the implementation of such program.

     Manager shall arrange for the Fund's custodian to forward to Sub-Adviser or Sub-Adviser's designated proxy agent on a timely basis copies of all proxies and shareholder communications relating to securities in which assets of the Fund's investment portfolio allocated by Manager to Sub-Adviser are invested. The Sub-Adviser will vote all such proxies delivered to Sub-Adviser or Sub-Adviser's designated proxy agent consistent with the Sub-Adviser's proxy voting guidelines and the best interests of the Fund. The Sub-Adviser will maintain appropriate records detailing its voting of proxies on behalf of the Fund and upon reasonable request will provide a report setting forth the proposals voted on and how the Fund's shares were voted, including the name of the corresponding issuers.

     Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund, and is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of the Fund's orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund, or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion. In addition, if in the judgment of the Sub-Adviser, the Fund would be benefited by supplemental services, the Sub-Adviser is authorized to pay spreads or commissions to brokers or dealers furnishing such services in excess of spreads or commissions that another broker or dealer may charge for the same transaction, provided that the Sub-Adviser determined in good faith that the commission or spread paid was reasonable in relation to the services provided. The Sub-Adviser will properly communicate to the officers and trustees of the Fund such information relating to transactions for the Fund as they may reasonably request. In no instance will portfolio securities be purchased from or sold to the Manager, Sub-Adviser or any affiliated person of the Fund, Manager, or Sub-Adviser, except as may be permitted under the 1940 Act.

     Sub-Adviser further agrees that it:

a) will use the same degree of skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

b) will conform to all applicable Rules and Regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

c) will report regularly to Manager and to the Board of Trustees of the Fund and will make appropriate persons available for the purpose of reviewing with representatives of Manager and the Board of Trustees on a regular basis at reasonable times the management of the Fund, including, without limitation, review of the general investment strategies of the Fund with respect to the portion of the Fund's portfolio allocated to the Sub-Adviser, the performance of the Fund's investment portfolio allocated to the Sub-Adviser in relation to standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by Manager;

d) will monitor the pricing of option contracts each day on which the Fund calculates a net asset value, to determine whether market movements between 4:00 p.m. and 4:15 p.m. indicate that it is necessary for the Fund to determine a fair value of such option contracts and will promptly notify the Manager of such evaluation provided that, this provision is not intended to limit the Sub-Adviser's responsibility to promptly notify the Manager of market or security-specific events that have come to the attention of the Sub-Adviser, that could call into question the validity of the pricing of one or more securities in the Fund's portfolio; and

e) will prepare such books and records with respect to the Fund's securities transactions for the portion of the Fund's investment portfolio allocated to the Sub-Adviser as reasonably requested by the Manager and will furnish Manager and Fund's Board of Trustees such periodic and special reports as the Board or Manager may reasonably request.

f) The Sub-Adviser is prohibited from consulting with any other sub-adviser of the Fund or any other sub-adviser to a fund under common control with the Fund concerning transactions of the Fund in securities or other assets.

3.   Representations of Manager. Manager hereby represents that it:
     --------------------------

a) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;

b) is not prohibited by the 1940 Act or the Advisers Act from performing investment advisory services to the Fund;

c) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, or the applicable licensing requirements for the use of any trademarks necessary to be met in order to perform investment advisory services for the Fund; and

d) will immediately notify the Sub-Adviser of the occurrence of any event that would disqualify the Manager from serving as an investment adviser of an investment company pursuant to Section 9 (a) of the 1940 Act or otherwise.

4.   Representations of Sub-Adviser. Sub-Adviser hereby represents that it:
     ------------------------------

a) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;

b) is not prohibited by the 1940 Act or the Advisers Act from performing investment advisory services to the Fund;

c) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform investment advisory services for the Fund; and

d) will immediately notify the Manager of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 (a) of the 1940 Act or otherwise.

5.   Expenses. During the term of this Agreement, Sub-Adviser will pay all
     --------
     expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions and other related expenses) purchased for the Fund.

6.   Compensation. For the services provided and the expenses assumed pursuant
     ------------
     to this Agreement, Manager will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a portfolio management fee calculated based on the Sub-Adviser's allocation of Fund net assets (including net assets attributable to FundPreferred Shares and the principal amount of any borrowings) in accordance with the following schedule from the date hereof through December 31, 2006:

Daily Net Assets                                  Sub-Adviser's Annual Fee Rate
Up to $500 million                                           0.31500%
$500 million to $1 billion                                   0.30250%
$1 billion to $1.5 billion                                   0.29000%
$1.5 billion to $2 billion                                   0.27750%
In excess of $2 billion                                      0.26500%

and, beginning on January 1, 2007, in accordance with the following schedule:

Daily Net Assets                                  Sub-Adviser's Annual Fee Rate
Up to $500 million                                           0.30000%
$500 million to $1 billion                                   0.28750%
$1 billion to $1.5 billion                                   0.27500%
$1.5 billion to $2 billion                                   0.26250%
In excess of $2 billion                                      0.25000%

     The portfolio management fee shall accrue on each calendar day, and shall be payable monthly on the first business day of the next succeeding calendar month. The daily fee accrual shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual rate of fee, and multiplying this product by the net assets of the Fund allocated to the Sub-Advisor, determined in the manner established by the Fund's Board of Trustees, as of the close of business on the last preceding business day on which the Fund's net asset value was determined.

     For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

     Manager shall not agree to amend the financial terms of the Expense Reimbursement Agreement or the Management Agreement to the detriment of the Sub-Adviser by operation of this Section 6 without the express written consent of the Sub-Adviser.

7.   Services to Others.  Manager understands, and has advised Fund's Board
     ------------------
     of Trustees, that Sub-Adviser now acts, or may in the future act, as an investment adviser to other investment portfolios including investment companies, provided that whenever the Fund and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by Sub-Adviser to be equitable to each. Manager recognizes, and has advised Fund's Board of Trustees, that in some cases this procedure may adversely affect the size of the position that the Fund may obtain in a particular security. It is further agreed that, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other accounts, it may, to the extent permitted by applicable law, but will not be obligated to, aggregate the securities to be so sold or purchased for the Fund with those to be sold or purchased for other accounts in order to obtain favorable execution and lower brokerage commissions. In addition, Manager understands, and has advised Fund's Board of Trustees, that the persons employed by Sub-Adviser to assist in Sub-Adviser's duties under this Agreement will not devote their full such efforts and service to the Fund. It is also agreed that the Sub-Adviser may use any supplemental research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts or for managing its own accounts.

8.   Limitation of Liability. The Sub-Adviser shall not be liable for, and
     -----------------------
     Manager will not take any action against the Sub-Adviser to hold Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by the Fund (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of the Sub-Adviser's duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

     9. Term; Termination; Amendment. This Agreement shall become effective
     ----------------------------
     with respect to the Fund on the same date as the Management Agreement between the Fund and the Manager becomes effective, provided that it has been approved by a vote of a majority of the outstanding voting securities of the Fund in accordance with the requirements of the 1940 Act, and shall remain in full force until August 1, 2006 unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to the Fund, but only as long as such continuance is specifically approved for the Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for the Fund, the Sub-Adviser may continue to serve in such capacity for the Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

     This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Manager on no less than sixty (60) days' written notice to the Sub-Adviser. This Agreement may be terminated at any time without the payment of any penalty by the Sub-Adviser on no less than sixty (60) days' written notice to the Manager. This Agreement may also be terminated by the Fund with respect to the Fund by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of such Fund on no less than sixty (60) days' written notice to the Sub-Adviser by the Fund.

     This Agreement may be terminated with respect to the Fund at any time without the payment of any penalty by the Manager, the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action that results in a breach of the representations of the Sub-Adviser set forth herein.

     The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

     Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in
     Section 6 earned prior to the effective date of such termination. This Agreement shall automatically terminate in the event the Management Agreement between the Manager and the Fund is terminated, assigned or not renewed.

10.  Gateway Name. Manager shall furnish to Sub-Adviser all prospectuses, proxy
     ------------
     statements, reports to shareholders, sales literature or other material prepared for distribution which refers to the Sub-Adviser by name prior to the use thereof. Manager shall not use any such materials if the Sub-Adviser reasonably objects to such use. This paragraph shall survive the termination of this Agreement.

11.  Notice. Any notice under this Agreement shall be in writing, addressed and
     ------
     delivered or mailed, postage prepaid, to the other party

         If to the Manager:                       If to the Sub-Adviser:

         Nuveen Asset Management              Gateway Investment Advisers, L.P.

        333 West Wacker Drive                         Rookwood Tower
      Chicago, Illinois 60606                     3805 Edwards Road, Suite 600
                                                     Cincinnati, Ohio 45209
     Attention: John P. Amboian                   Attention: Geoffrey Keenan



         With a copy to:

         Nuveen Investments, Inc.
         333 West Wacker Drive
         Chicago, Illinois 60606
         Attention: General Counsel

     or such address as each such party may designate for the receipt of such notice.

12.  Limitations on Liability. All parties hereto are expressly put on notice of
     ------------------------
     the Fund's Agreement and Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. The obligations of the Fund entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, officers, or shareholders of the Fund individually but are binding upon only the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund and those assets belonging to the subject Fund, for the enforcement of any claims.

13.  Miscellaneous. The captions in this Agreement are included for convenience
     -------------
     of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

14. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 9 hereof which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.

IN WITNESS WHEREOF, the Manager and the Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

NUVEEN ASSET MANAGEMENT,            GATEWAY INVESTMENT ADVISERS,
a Delaware corporation                   L.P., a Delaware limited partnership

By:                                        By: /s/ Walter G. Salt
   ----------------------                     -------------------------------
Title:  Managing Director                  Title: Chairman,
                                           Gateway Investment Advisers, Inc.,
                                           General Partner